UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Brigham Minerals, Inc.

(Name of Issuer)

Class A Common Stock, par value $0.01 per share

(Title of Class of Securities)

10918L103

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 10918L103

1.	Name of Reporting Person Warburg Pincus Private Equity (E&P) XI-A (Brigham), LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 10918L103

1.	Name of Reporting Person Warburg Pincus XI (E&P) Partners-A (Brigham), LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 10918L103

1.	Name of Reporting Person Warburg Pincus Energy (E&P)-A (Brigham), LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 10918L103

1.	Name of Reporting Person Warburg Pincus Energy (E&P) Partners-A (Brigham), LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 10918L103

1.	Name of Reporting Person WP Brigham Holdings, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 10918L103

1.	Name of Reporting Person Brigham Parent Holdings, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 10918L103

1.	Name of Reporting Person WP Energy Brigham Holdings, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 10918L103

1.	Name of Reporting Person WP Energy Partners Brigham Holdings, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 10918L103

1.	Name of Reporting Person Warburg Pincus Private Equity (E&P) XI-A, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 10918L103

1.	Name of Reporting Person Warburg Pincus XI (E&P) Partners-A, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 10918L103

1.	Name of Reporting Person Warburg Pincus Energy (E&P)-A, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 10918L103

1.	Name of Reporting Person Warburg Pincus Energy (E&P) Partners-A, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 10918L103

1.	Name of Reporting Person Warburg Pincus (E&P) XI, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 10918L103

1.	Name of Reporting Person Warburg Pincus (E&P) XI LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 10918L103

1.	Name of Reporting Person Warburg Pincus Partners (E&P) XI LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 10918L103

1.	Name of Reporting Person Warburg Pincus (E&P) Energy GP, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 10918L103

1.	Name of Reporting Person Warburg Pincus (E&P) Energy LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 10918L103

1.	Name of Reporting Person Warburg Pincus Partners II (US), L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 10918L103

1.	Name of Reporting Person Warburg Pincus & Company US, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 10918L103

1.	Name of Reporting Person Warburg Pincus LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) OO

Item 1.

(a)	Name of Issuer:
Brigham Minerals, Inc.	(the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:
5914	W. Courtyard Drive, Suite 150, Austin, Texas 78730

Item 2.

(a)	Name of Person Filing:

1.	Warburg Pincus Private Equity (E&P) XI-A (Brigham), LLC, a Delaware limited liability company

2.	Warburg Pincus XI (E&P) Partners-A (Brigham), LLC, a Delaware limited liability company

3.	Warburg Pincus Energy (E&P)-A (Brigham), LLC, a Delaware limited liability company

4.	Warburg Pincus Energy (E&P) Partners-A (Brigham), LLC, a Delaware limited liability company

5.	WP Brigham Holdings, L.P., a Delaware limited partnership

6.	Brigham Parent Holdings, L.P., a Delaware limited partnership

7.	WP Energy Brigham Holdings, L.P., a Delaware limited partnership

8.	WP Energy Partners Brigham Holdings, L.P., a Delaware limited partnership

9.	Warburg Pincus Private Equity (E&P) XI-A, L.P., a Delaware limited partnership

10.	Warburg Pincus XI (E&P) Partners-A, L.P., a Delaware limited partnership

11.	Warburg Pincus Energy (E&P)-A, L.P., a Delaware limited partnership

12.	Warburg Pincus Energy (E&P) Partners-A, L.P., a Delaware limited partnership

13.	Warburg Pincus (E&P) XI, L.P., a Delaware limited partnership

14.	Warburg Pincus (E&P) XI LLC, a Delaware limited liability company

15.	Warburg Pincus Partners (E&P) XI LLC, a Delaware limited liability company

16.	Warburg Pincus (E&P) Energy GP, L.P., a Delaware limited partnership

17.	Warburg Pincus (E&P) Energy LLC, a Delaware limited liability company

18.	Warburg Pincus Partners II (US), L.P., a Delaware limited liability partnership

19.	Warburg Pincus & Company US, LLC, a Delaware limited liability company

20.	Warburg Pincus LLC, a Delaware limited liability company

The persons listed above are collectively referred to herein as the “Reporting Persons.”

(b)	Address of Principal Business Office or, if None, Residence:

c/o Warburg Pincus LLC

450 Lexington Avenue

New York, New York 10017

(c)	Citizenship:

See Item 2(a).

(d)	Title of Class of Securities:
Class	A Common Stock, par value $0.01 per share

(e)	CUSIP Number:
10918L103

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐ A non-U.S. institution in accordance with §240.13d-1(b)(ii)(J);

(k)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership

As of December 31, 2020, the Reporting Persons did not beneficially own any shares of Class A Common Stock, $0.01 par value per share, of the Issuer. The information required by Item 4 is set forth in Rows 5-11 of the cover pages hereto for each Reporting Person and is incorporated herein by reference for each such Reporting Person.

Item 5.	Ownership of 5 Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable

Item 8.	Identification and Classification of Members of the Group

The Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Act. The Reporting Persons have entered into a joint filing agreement, dated February 7, 2020, a copy of which is attached as Exhibit 99.1 to the Schedule 13G filed by the Reporting Persons on such date (the “Original Schedule 13G”), pursuant to which the Reporting Persons agreed to file the Original Schedule 13G and any amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 9.	Notice of Dissolution of Group

Not applicable

Item 10.	Certification

Not applicable

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2021

WARBURG PINCUS PRIVATE EQUITY (E&P) XI-A (BRIGHAM), LLC

By:	Warburg Pincus Private Equity (E&P) XI-A, L.P., its sole member
By:	Warburg Pincus (E&P) XI, L.P., its general partner
By:	Warburg Pincus (E&P) XI LLC, its general partner
By:	Warburg Pincus Partners (E&P) XI LLC, its sole member
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

/s/ Harsha Marti
Name:	Harsha Marti
Title:	Attorney-in-Fact*

WARBURG PINCUS XI (E&P) PARTNERS-A (BRIGHAM), LLC

By:	Warburg Pincus XI (E&P) Partners-A, L.P., its sole member
By:	Warburg Pincus (E&P) XI, L.P., its general partner
By:	Warburg Pincus (E&P) XI LLC, its general partner
By:	Warburg Pincus Partners (E&P) XI LLC, its sole member
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

/s/ Harsha Marti
Name:	Harsha Marti
Title:	Attorney-in-Fact*

[Signature Page to Schedule 13G]

WARBURG PINCUS ENERGY (E&P)-A (BRIGHAM), LLC

By:	Warburg Pincus Energy (E&P)-A, L.P., its managing member
By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

/s/ Harsha Marti
Name:	Harsha Marti
Title:	Attorney-in-Fact*

WARBURG PINCUS ENERGY (E&P) PARTNERS-A (BRIGHAM), LLC

By:	Warburg Pincus Energy (E&P) Partners-A, L.P., its managing member
By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

/s/ Harsha Marti
Name:	Harsha Marti
Title:	Attorney-in-Fact*

WP BRIGHAM HOLDINGS, L.P.

By:	Warburg Pincus (E&P) XI, L.P., its general partner
By:	Warburg Pincus (E&P) XI LLC, its general partner
By:	Warburg Pincus Partners (E&P) XI LLC, its sole member
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

/s/ Harsha Marti
Name:	Harsha Marti
Title:	Attorney-in-Fact*

[Signature Page to Schedule 13G]

BRIGHAM PARENT HOLDINGS, L.P.

By:	Warburg Pincus (E&P) XI, L.P., its general partner
By:	Warburg Pincus (E&P) XI LLC, its general partner
By:	Warburg Pincus Partners (E&P) XI LLC, its sole member
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

/s/ Harsha Marti
Name:	Harsha Marti
Title:	Attorney-in-Fact*

WP ENERGY BRIGHAM HOLDINGS, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

/s/ Harsha Marti
Name:	Harsha Marti
Title:	Attorney-in-Fact*

WP ENERGY PARTNERS BRIGHAM HOLDINGS, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

/s/ Harsha Marti
Name:	Harsha Marti
Title:	Attorney-in-Fact*

[Signature Page to Schedule 13G]

WARBURG PINCUS PRIVATE EQUITY (E&P) XI-A, L.P.

By:	Warburg Pincus (E&P) XI, L.P., its general partner
By:	Warburg Pincus (E&P) XI LLC, its general partner
By:	Warburg Pincus Partners (E&P) XI LLC, its sole member
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

/s/ Harsha Marti
Name:	Harsha Marti
Title:	Attorney-in-Fact*

WARBURG PINCUS XI (E&P) PARTNERS-A, L.P.

By:	Warburg Pincus (E&P) XI, L.P., its general partner
By:	Warburg Pincus (E&P) XI LLC, its general partner
By:	Warburg Pincus Partners (E&P) XI LLC, its sole member
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

/s/ Harsha Marti
Name:	Harsha Marti
Title:	Attorney-in-Fact*

WARBURG PINCUS ENERGY (E&P)-A, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

/s/ Harsha Marti
Name:	Harsha Marti
Title:	Attorney-in-Fact*

[Signature Page to Schedule 13G]

WARBURG PINCUS ENERGY (E&P) PARTNERS-A, L.P.

By:	Warburg Pincus (E&P) Energy GP, L.P., its general partner
By:	Warburg Pincus (E&P) Energy LLC, its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

/s/ Harsha Marti
Name:	Harsha Marti
Title:	Attorney-in-Fact*

WARBURG PINCUS (E&P) XI, L.P.

By:	Warburg Pincus (E&P) XI LLC, its general partner
By:	Warburg Pincus Partners (E&P) XI LLC, its sole member
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

/s/ Harsha Marti
Name:	Harsha Marti
Title:	Attorney-in-Fact*

WARBURG PINCUS (E&P) XI LLC

By:	Warburg Pincus Partners (E&P) XI LLC, its sole member
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

/s/ Harsha Marti
Name:	Harsha Marti
Title:	Attorney-in-Fact*

WARBURG PINCUS PARTNERS (E&P) XI LLC

By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

/s/ Harsha Marti
Name:	Harsha Marti
Title:	Attorney-in-Fact*

[Signature Page to Schedule 13G]

WARBURG PINCUS (E&P) ENERGY GP, L.P.

By:	Warburg Pincus (E&P) Energy LLC,
its general partner
By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

/s/ Harsha Marti
Name:	Harsha Marti
Title:	Attorney-in-Fact*

WARBURG PINCUS (E&P) ENERGY LLC

By:	Warburg Pincus Partners II (US), L.P., its managing member
By:	Warburg Pincus & Company US, LLC, its general partner

/s/ Harsha Marti
Name:	Harsha Marti
Title:	Attorney-in-Fact*

WARBURG PINCUS PARTNERS II (US), L.P.

By:	Warburg Pincus & Company US, LLC, its general partner

/s/ Harsha Marti
Name:	Harsha Marti
Title:	Attorney-in-Fact*

WARBURG PINCUS & COMPANY US, LLC

/s/ Harsha Marti
Name:	Harsha Marti
Title:	Attorney-in-Fact*

WARBURG PINCUS LLC

/s/ Harsha Marti
Name:	Harsha Marti
Title:	Attorney-in-Fact**

*	The Power of Attorney given by Warburg Pincus & Company US, LLC is filed as Exhibit 99.1 hereto.
**	The Power of Attorney given by Warburg Pincus LLC is filed as Exhibit 99.2 hereto.

[Signature Page to Schedule 13G]